Exhibit 15.2

May 18, 2004

Comstock Resources, Inc.
5300 Town and Country Blvd., Suite 500
Frisco, Texas 75034

Re: Form S-3 (related to registering 2,647,499 shares of common stock)

With respect to the registration statement (No. 333-113100), we acknowledge our awareness of the incorporation therein of our report dated May 7, 2003, related to our review of interim financial information for the period ended March 31, 2003 .

Pursuant to Rule 436 under the Securities Act of 1933 (the “Act”), such report is not considered part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

KPMG LLP
Dallas, Texas